EXECUTION COPY

GENERAL ASSIGNMENT, BILL OF SALE
AND ASSUMPTION OF LIABILITIES

THIS GENERAL ASSIGNMENT, BILL OF SALE
AND ASSUMPTION OF LIABILITIES (this “Bill of Sale and Assignment”) is made and entered into this 7th day of March, 2008, by and between Pacer Health Management Corporation of Georgia, a Georgia corporation (“Seller”) and Saint Joseph’s at East Georgia, Inc., a Georgia non-profit corporation (“Purchaser”).

WHEREAS, Seller and Purchaser are parties to an Asset Purchase Agreement dated March 7, 2008 (the “Purchase Agreement”), pursuant to which Purchaser is purchasing from Seller substantially all of the assets with respect to the operation of the acute care hospital commonly known as the Minnie G. Boswell Memorial Hospital located at 1201 Siloam Road, Greensboro, Georgia;

WHEREAS, pursuant to the Purchase Agreement, Seller desires to deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Purchaser all of Seller’s right, title and interest in and to the Acquired Assets; and

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to assign certain rights and agreements to Purchaser, and Purchaser has agreed to assume certain obligations of Seller, as set forth therein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.

Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.

Sale and Transfer of the Acquired Assets.  For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged by Seller, Seller hereby assigns, transfers, conveys and delivers to Purchaser, effective as of the Effective Time, all of Seller’s rights, title and interests in and to the Acquired Assets.

3.

Assignment and Assumption.  Effective as of the Effective Time, Seller hereby assigns, transfers and sets over (collectively, the “Assignment”) to Purchaser all of Seller’s rights, title, benefits, privileges and interests in and to, and all of Seller's burdens, obligations and liabilities in connection with, each of the Assumed Liabilities.  Purchaser hereby accepts the Assignment and assumes and agrees to observe and perform the duties, obligations, terms, provisions and covenants, and to pay and discharge the liabilities to be paid or discharged from and after the Effective Time, solely in connection with the Assumed Liabilities.  For the avoidance of doubt, the parties hereby agree that Purchaser assumes none of the Excluded Liabilities and that all such Excluded Liabilities shall remain the responsibility of Seller.

4.

Terms of the Purchase Agreement.  Nothing in this Bill of Sale and Assignment shall be deemed to supersede, enlarge or modify any of the provisions in the Purchase Agreement.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.

5.

Further Actions.  Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the transfers, assignments and assumptions contemplated by this Bill of Sale and Assignment.

6.

Effective Time.  This Bill of Sale and Assignment shall be effective as of the Effective Time.

7.

Incorporation of Provisions of the Purchase Agreement.  The following provisions of the Purchase Agreement are incorporated herein by reference: Sections 13.2 (Successors and Assigns), 13.3 (Governing Law; Dispute Resolution), 13.4 (Amendments), 13.6 (Notices), 13.7 (Headings), 13.8 (Confidentiality and Publicity), 13.9 (Fair Meaning), 13.10 (Gender and Number; Construction), 13.11 (Third Party Beneficiary), 13.13 (Counterparts), 13.15 (No Waiver) and 13.16 (Severability).

[SIGNATURES ON FOLLOWING PAGE; REMAINDER OF PAGE IS BLANK]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale and Assignment as of the day and year first above written.

SELLER:

PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA

By:

Name:
Its:

PURCHASER:

SAINT JOSEPH’S AT EAST GEORGIA, INC.

By:

Name:
Its:

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GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION OF LIABILITIES]